Exhibit 10.1

FIFTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”) made as of the 14th day of September, 2005 by and among AMERIVEST PROPERTIES INC., a Maryland corporation (the “Borrower”), AMERIVEST CHATEAU INC., a Texas corporation (“Chateau”) and AMERIVEST GREENHILL INC., a Texas corporation (“Greenhill”; Chateau and Greenhill are sometimes hereinafter referred to individually as “Guarantor” and collectively as “Guarantors”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), U.S. BANK NATIONAL ASSOCIATION (“US Bank”;  KeyBank, US Bank and the other lenders which may hereafter become a party to the Loan Agreement (as hereinafter defined) are hereinafter referred to collectively as the “Lenders”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, as agent (the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Fleet National Bank (“Fleet”) and Fleet, as Agent (“Original Agent”) entered into that certain Revolving Credit Agreement dated November 12, 2002, as amended by that certain First Amendment to Revolving Credit Agreement dated February 6, 2003, that certain Second Amendment to Revolving Credit Agreement dated March 16, 2004, that certain Third Amendment to Revolving Credit Agreement dated March 15, 2005, and that certain Fourth Amendment to Revolving Credit Agreement dated as of June 6, 2005 as effected by a letter agreement dated August 31, 2005 (as amended, the “Loan Agreement”); and

WHEREAS, KeyBank has acquired the interests of Fleet under the Loan Agreement pursuant to an Assignment and Acceptance dated October 4, 2004;

WHEREAS, Original Agent has resigned as “Agent” under the Loan Agreement and the Agent has been appointed as successor Agent under the Loan Agreement; and

WHEREAS, Chateau executed and delivered to the Agent a Guaranty dated as of November 25, 2002 (the “Chateau Guaranty”); and

WHEREAS, Greenhill executed and delivered to the Agent a Guaranty dated December 3, 2003 (the “Greenhill Guaranty”; the Chateau Guaranty and the Greenhill Guaranty are hereinafter referred to collectively as the “Guaranties”); and

WHEREAS, the Borrower, the Lenders and the Agent have agreed to modify certain provisions of the Loan Agreement; and

WHEREAS, as a condition to such modification, the Agent and the Lenders have required that the Borrower and the Guarantors execute this Amendment; and

NOW, THEREFORE, for and in consideration of the sum of TEN and NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.             Definitions.  All the terms used herein which are not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

2.             Modification of the Loan Agreement.  The Borrower, the Agent and the Lenders do hereby modify and amend the Loan Agreement as follows:

(a)           By deleting the definitions of “Borrowing Base Value”, “Collateral Account Agreement”, “Fixed Charges” and “Maturity Date” in §1.1 of the Loan Agreement in their entirety, and replacing them with the following new definitions of “Borrowing Base Value”, “Collateral Account Agreement”, “Fixed Charges” and “Maturity Date”:

“Borrowing Base Value.  For each Mortgaged Property, Borrowing Base Value shall equal seventy percent (70%) of the lesser of (a) the Appraised Value of such Mortgaged Property or (b) an amount equal to the sum of the purchase price of such Mortgaged Property plus all capital expenditures or improvements to the Mortgaged Property approved by the Agent and made by the Mortgagor since the date of purchase; provided, however, that upon the release of the Mortgaged Property commonly known as Chateau Plaza or Greenhill Park pursuant to this Agreement, the foregoing reference to seventy percent (70%) shall instead be sixty-five percent (65%).

Collateral Account Agreement.  The First Amended and Restated Collateral Account Agreement between AmeriVest Chateau Inc., AmeriVest Greenhill Inc., Agent and KeyBank as depository with respect to the Chateau Plaza Reserve Account.

Fixed Charges.  With respect to any fiscal period of the Borrower, an amount equal to the sum of (i) Interest Expense (but excluding any amortization of one-time upfront loan fees included in Interest Expense for such period), (ii) regularly scheduled installments of principal payable with respect to all Indebtedness of Borrower and the Related Companies, excluding any balloon payments due at the maturity of such Indebtedness, plus (iii) all dividend payments due to the holders of any preferred stock of the Borrower.

Maturity Date.  April 1, 2006, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.”

(b)           By inserting the following new definitions in §1.1 of the Loan Agreement:

“Employment Contract.  An employment agreement between Borrower and Charles Knight, pursuant to which Charles Knight agrees to perform services for the Borrower as Chief Executive Officer and President, such agreement to have a term ending not sooner than the repayment of the Loans and otherwise being in form and substance satisfactory to Agent.

Named Executive.  Charles Knight.

Net Sales Proceeds.  With respect to the sale of any Mortgaged Property, the gross sales price payable by the purchaser thereof less all actual costs of sale that are charged to the Mortgagor of such Mortgaged Property and payable to third parties unrelated to or unaffiliated with Borrower and Guarantors, including without limitation, title insurance charges, escrow fees, legal fees, real estate taxes, transfer taxes, and real estate brokers’ commissions.  In the event that any such costs are payable to a Person related to or affiliated with Borrower or Guarantors, such payments shall be subject to the approval of Agent.

KeyBank.  KeyBank National Association.

Termination For Cause.  Termination by Borrower of Named Executive’s employment by reason of (a) Named Executive’s (i) failure to adhere to written policies of Borrower, which failure has a material adverse effect on Borrower, (ii) appropriation (or attempted appropriation) of a material business opportunity of Borrower, including attempting to secure or securing any personal profit or benefit in connection with any transaction entered into on behalf of Borrower, or (iii) misappropriation (or attempted misappropriation) of any of Borrower’s funds or property, or (b) the conviction of, the indictment (or its procedural equivalent) for or the entry of a guilty plea or plea of no contest by Named Executive with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.”

(c)           By deleting §3.2(b) of the Loan Agreement in its entirety and inserting in lieu thereof the following new §3.2(b):

“(b)         The Borrower shall make principal payments to the Agent for the respective accounts of the Lenders for application to the Loans in the aggregate principal amount of at least $15,000,000.00 between the period March 16, 2005 and January 17, 2006.”

(d)           By inserting the following as §3.2(c) of the Loan Agreement:

“(c)         Fifty percent (50%) of the proceeds distributed to or received by or on behalf of the Borrower or any Related Company or, in the case of any Unconsolidated Entity, the proceeds actually distributed to or received by or on behalf of the Borrower or any Related Company by such Unconsolidated Entity, (i) from each and every sale or refinancing of or other capital event with respect to any asset [(other than office equipment and furnishings in the ordinary course of business)] of the Borrower, any Related Company or any Unconsolidated Entity (including a casualty or condemnation, return of capital or repayment of debt held by the Borrower or any Related Company with respect to such assets or any of such Person’s direct or indirect interest therein), less all reasonable and customary closing costs, expenses and commissions paid to unrelated parties and less any Indebtedness secured by such asset to be satisfied as a part of such sale or refinance and (ii) from each and every sale, financing, or refinancing of, or transaction which results in the dilution of, the Borrower’s, direct or indirect ownership interest in any of the Related Companies or any Unconsolidated Entity, shall be promptly paid to the Agent for the account of the Lenders after receipt thereof by the Borrower, such Related Company or such Unconsolidated Entity as a prepayment of the Loans to the extent of the outstanding balance of the Loans.  All payments made under this §3.2(c) will be credited against the payment due under §3.2(b) hereof.  The Borrower agrees that the Borrower shall, promptly, upon the Borrower’s belief that such event may occur, provide notice to Agent of any proposed or contemplated event described in this §3.2(c).  The provisions of this §3.2(c) shall not apply to any such event occurring with respect to the Mortgaged Properties.”

(e)           By deleting §5.6 of the Loan Agreement in its entirety and inserting in lieu thereof the following new §5.6:

“§5.6       Chateau Plaza Reserve Account.

The Borrower has caused AmeriVest Chateau Inc. and AmeriVest Greenhill Inc. to establish the Chateau Plaza Reserve Account at KeyBank pursuant to the Collateral Account Agreement.  Borrower acknowledges that for so long as KeyBank is the Agent hereunder, the Agent shall be deemed to be in control of the Chateau Plaza Reserve Account as required for perfection of said security interest under Article 9 of the Uniform Commercial Code.  In the event that the Agent is no longer KeyBank, Borrower, AmeriVest Greenhill Inc., AmeriVest Chateau Inc., KeyBank and the successor Agent shall enter into a control agreement for purposes of maintaining such perfection.  As of August 30, 2005, the balance of the Chateau Plaza Reserve Account is $2,899,325.36.  For so long as Chateau Plaza shall be a Mortgaged Property, Borrower shall cause AmeriVest Chateau Inc. to make monthly deposits on or before the 20th day of each month into the Chateau Plaza Reserve Account equal to the excess of the Net Operating Income from Chateau Plaza for the preceding calendar month over the sum of (i) interest for one month on a principal amount of $15,400,000 at the actual average interest rate on the Loans during such preceding month and (ii) $45,125.00 which is an assumed contribution from Chateau Plaza toward the regular quarterly dividend on Borrower’s common stock, provided that in the event that the current quarterly dividend rate of 13.0 cents per share is increased or decreased, the monthly sum stated in this clause (ii) shall be proportionately increased or decreased. On or before the 20th day of each month Borrower shall give to the Agent a written Deposit Certificate in the form of Exhibit F hereto certifying the information used to compute the amount of each monthly deposit.  Any termination fees or other consideration paid in connection with the termination of the current lease of the Dean Foods Premises shall be immediately deposited in the Chateau Plaza Reserve Account.  If the existing Lease of the Dean Foods Premises terminates, then so long as Chateau Plaza is a Mortgaged Property and to the extent that the Mortgagor of Chateau Plaza executes Leases of portions of the Dean Foods Premises, Borrower may request periodic disbursements from the Chateau Plaza Reserve Account in amounts needed to pay leasing commissions and costs of tenant finish improvements constructed pursuant to the terms of such Leases, and Agent shall make such disbursements subject to receipt of lien waivers and other documents reasonably requested by the Agent.  In addition, for so long as Greenhill Park shall be a Mortgaged Property, then to the extent that the Mortgagor of Greenhill Park executes Leases of portions of such Mortgaged Property, Borrower may request periodic disbursements from the Chateau Plaza Reserve Account in amounts needed to pay leasing commissions and costs of tenant improvements constructed pursuant to the terms of such Leases, and Agent shall make such disbursements subject to receipt of lien waivers and other documents reasonably requested by the Agent.  If an Event of Default has occurred and is continuing, the Agent may, in its sole discretion, apply any or all funds in the Chateau Plaza Reserve Account in the same manner as Collateral proceeds under §12.4.”

(f)            By inserting the following as §8.9 of the Loan Agreement:

“§8.9 Employment Contract.  Borrower shall not modify or amend in any material respect the Employment Contract, and shall cause the Employment Contract at all times to remain in full force and effect.”

(g)           By deleting in its entirety §9.5 of the Loan Agreement and inserting in lieu thereof the following:

“§9.5       EBITDA to Fixed Charges.  The Borrower will not permit the ratio of its EBITDA to Fixed Charges to be less than 1.25 to 1.0 for any period of two fiscal quarters annualized, calculated as of the end of each fiscal quarter.  Notwithstanding the foregoing, extraordinary gains and losses shall not be annualized for purposes of the foregoing calculations if, and to the extent, approved by Agent in its reasonable discretion.”

(h)           By deleting §12.1(o) of the Loan Agreement in its entirety, and inserting in lieu thereof the following:

“(o)         The Named Executive shall cease to hold the positions of Chief Executive Officer and President of Borrower; provided, however, that an Event of Default shall not be deemed to have occurred if the Named Executive is terminated as a result of a Termination for Cause or is terminated as a result of death or disability and Borrower (A) presents a plan for the replacement of the Named Executive reasonably acceptable to the Majority Lenders within twenty (20) Business Days of such event, and (B) a competent and experienced successor for the Named Executive is approved by the Majority Lenders within ninety (90) days of such event causing the termination of such employment, which approval may be granted or withheld by the Majority Lenders in their sole and absolute discretion;”

(i)            Notwithstanding anything in §5.5 of the Loan Agreement to the contrary, provided that no Default or Event of Default under the Loan Agreement exists or will be created as a result of a release, Borrower may obtain a release of a Mortgaged Property upon a sale of a Mortgaged Property to a Person that is not an affiliate of or related to Borrower or Mortgagors upon:  (i) the delivery to Agent of a pro-forma Compliance Certificate reasonably satisfactory to the Agent demonstrating that the requested release, once consummated, will not result in a violation of any of the covenants in §9.1 through §9.6 of the Loan Agreement (as in effect following such release), and (ii) the payment to Agent for the account of the Lenders of a release price in an amount equal to the greater of (A) the Net Sales Proceeds from the sale of such Mortgaged Property and (B) $23,000,000.00 (with respect to the Mortgaged Property commonly known as Chateau Plaza) and $24,000,000.00 (with respect to the Mortgaged Property commonly known as Greenhill Park), which payment shall be applied to reduce the principal balance of the Loans and will be credited, if applicable, against the payments due under §3.2(b)

of the Loan Agreement.  As a condition to such release, the Agent and the Lenders shall have the right to require the delivery of an Appraisal of the remaining Mortgaged Property to determine the Appraised Value thereof and require such additional principal payments such that the Outstanding Obligations does not exceed the aggregate Borrowing Base Value of the Mortgaged Properties (as the same will be determined following such release).  Upon the release of either of the Mortgaged Property commonly known as Chateau Plaza and Greenhill Park pursuant to this paragraph, the funds in the Chateau Plaza Reserve Account in excess of $1,250,000.00 shall be applied as a prepayment of the principal amount of the Outstanding Obligations.  Upon the requested release of the other Mortgaged Property commonly known as Chateau Plaza and Greenhill Park, the remaining balance in the Chateau Plaza Reserve Account shall be first applied against the Outstanding Obligations.

(j)            For the purposes of §8.2 of the Loan Agreement, the Lenders consent to the granting by AmeriVest Chateau Inc. and AmeriVest Greenhill Inc. of a subordinate deed of trust and assignment of leases and rents on their respective Mortgaged Properties and a subordinate lien on the Chateau Plaza Reserve Account to secure the obligations of Borrower under that certain First Amended and Restated Unsecured Revolving Credit Agreement dated October 24, 2004 among Borrower and KeyBank, individually and as Agent, as amended.

(k)           For the purposes of §8.4(c) of the Loan Agreement, the Lenders approve of the plan of transfers set forth in the separate plan delivered to Agent contemporaneously herewith, provided that such approval shall not affect Borrower’s obligation pursuant to §8.4(c) of the Loan Agreement to provide a Compliance Certificate with updated calculations prior to any such transfer.

3.             References to Loan Agreement.  All references in the Loan Documents to the Loan Agreement shall be deemed a reference to the Loan Agreement as modified and amended herein.

4.             Consent of Guarantors.  By execution of this Amendment, each Guarantor hereby expressly consents to the modification and amendment to the Loan Agreement and any other amendments to the Loan Documents executed and delivered in connection herewith as set forth herein and therein, and the Borrower and the Guarantors hereby acknowledge, represent and agree that the Loan Documents (including without limitation the Guaranties) remain in full force and effect and constitute the valid and legally binding obligations of the Borrower and the Guarantors enforceable against such Persons in accordance with their respective terms, and that the execution and delivery of this Amendment and any other modification documents do not constitute, and shall not be deemed to constitute, a release, waiver or satisfaction of Borrower’s or the Guarantors’ obligations under the Loan Documents (including, without limitation, the Guaranties).

5.             Representations.  Borrower and each Guarantor represents and warrants to Agent and the Lenders as follows:

(a)           Authorization.  The execution, delivery and performance of this Amendment and any other amendments to the Loan Documents executed and delivered in connection herewith and the transactions contemplated hereby and thereby (i) are within the authority of the Borrower and the Guarantors, (ii) have been duly authorized by all necessary proceedings on the part of such Persons, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of such Persons is subject or any judgment, order, writ, injunction, license or permit applicable to such Persons, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement or certificate, certificate of formation, operating agreement, articles of incorporation or other charter documents or bylaws of, or any mortgage, indenture, agreement, contract or other instrument binding upon, any of such Persons or any of its properties or to which any of such Persons is subject (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Persons, other than the liens and encumbrances created by the Loan Documents.

(b)           Enforceability.  The execution and delivery of this Amendment and any other amendments to the Loan Documents executed and delivered in connection herewith are valid and legally binding obligations of the Borrower and the Guarantors enforceable in accordance with the respective terms and provisions hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity.

(c)           Approvals.  The execution, delivery and performance of this Amendment and any other amendments to the Loan Documents executed and delivered in connection herewith and the transactions contemplated hereby or thereby do not require the approval or consent of any Person or the authorization, consent, approval of or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained.

(d)           Principal Reductions.  As of the date hereof, Borrower has made no payments to be credited against the amounts due pursuant to §3.2(b) of the Loan Agreement.

6.             No Default.  By execution hereof, the Borrower and each of the Guarantors certifies that each such Person is and will be in compliance with all covenants under the Loan Documents after the execution and delivery of this Amendment, and that no Default or Event of Default has occurred and is continuing under the Loan Documents, as amended by this Amendment.

7.             Waiver of Claims. The Borrower and each Guarantor acknowledges, represents and agrees that none of such Persons has any defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Loans or with respect to any acts or omissions of Agent or the Lenders, or any past or present officers, agents or employees of the Agent or the Lenders, and each of such Persons does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

8.             Ratification.  Except as hereinabove set forth, all terms, covenants and provisions of the Loan Documents, including, without limitation, the Loan Agreement, remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm, the Loan Documents and the Loan Agreement as modified and amended herein.  Nothing in this Amendment or in any other modification documents executed in connection herewith shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of the Borrower and the Guarantors under the Loan Documents.

9.             Effective Date.  This Amendment shall be deemed effective and in full force and effect upon (a) the execution and delivery of this Amendment by the Borrower, the Guarantors, the Agent and the Lenders, (b) the execution and delivery of the Second Amendment to Amended and Restated Unsecured Revolving Credit Agreement by the Borrower, the Agent and the lenders a party thereto, (c) the delivery to Agent of the Employment Contract, which shall be in full force and effect, and (d) the delivery to Agent of such other documents as Agent may reasonably require.

10.           Amendment as Loan Document.  This Amendment shall constitute a Loan Document.

11.           Counterparts.  This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.           Miscellaneous.  This Amendment shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Loan Agreement and the Guaranties.

13.           Expenses.  Borrower shall pay the reasonable fees and expenses of Agent and Lenders in connection with the negotiation, execution and delivery of this Amendment.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have hereto set their hands and affixed their seals as of the day and year first above written.

BORROWER:

AMERIVEST PROPERTIES INC., a Maryland corporation

By:	/s/ Charles K. Knight
Name:	Charles K. Knight
Title:	President and CEO

[CORPORATE SEAL]

GUARANTORS:

AMERIVEST CHATEAU INC., a Texas corporation

By:	/s/ Charles K. Knight
Name:	Charles K. Knight
Title:	President and CEO

[CORPORATE SEAL]

AMERIVEST GREENHILL INC., a Texas corporation

By:	/s/ Charles K. Knight
Name:	Charles K. Knight
Title:	President and CEO

[CORPORATE SEAL]

[SIGNATURES CONTINUED ON NEXT PAGE

LENDERS:

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Peter F.C. Armstrong, Jr.
Name:	Peter F.C. Armstrong, Jr.
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Daniel P. Stegemoeller
Name:	Daniel P. Stegemoeller
Title:	Vice President

AGENT:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent

By:	/s/ Peter F.C. Armstrong, Jr.
Name:	Peter F.C. Armstrong, Jr.
Title:	Vice President